UNSECURED CONVERTIBLE LOAN BETWEEN THE SMALL BUSINESS COMPANY, INC. and PAUL FERANDELL and FERANDELL TENNIS COURTS (FTC, Inc)-Defined Benefits Plan

This **UNSECURED CONVERTIBLE LOAN** (the "Agreement") is made this 31st day of May, 2006, by and between Paul Ferandell and Ferandell Tennis Courts (FTC. Inc.)-Defined Benefits Plan (the "Investor"), and The Small Business Company, Inc. (a Delaware Corporation herein referred to as the "Company"). The Investor(s) and the Company are referred to collectively herein as the "Parties."

In consideration of the mutual covenants, agreements, representations, and warranties contained in this agreement, the Parties agree as follows:

1.0 Loan Amount:
The Investor agrees to loan $50,000 to the Company. The Loan is made for the purpose of the Company's product development, marketing and general and administrative expenses.

2.0 Terms of Loan:
The Loan shall be made on May 31, 2006 and have a maturity date of May 30, 2007.

3.0 Convertible Payments:
The Company shall convert the Loan into 500,000 shares of the Company's unrestricted, free trading Common Stock and deliver the Stock to the Investor on or before the maturity date of May 30, 2007.

4.0 Entire Agreement:
This Agreement contains the entire understanding between and among the Parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

5.0 Agreement Binding:
This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the Parties hereto.

6.0 Amendment and Modification:
Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by the Parties, including an extension of the maturity date for the Loan.

7.0 Attorney Fees:
In the event arbitration, suit or action is brought by any Parties under this Agreement to enforce any of its terms, and in any appeal there from, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, or appellate court.

8.0 Arbitration:

If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the Parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by binding arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof. The parties hereto each jointly and severally waive any and all rights to appeal the judgment or award of such arbitration.

9.0 Law Governing:

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

"INVESTOR"

Dated: 5/31/06

By: Paul Ferandell - Trustee

Paul Ferandell and Ferandell Tennis Courts Inc (FTC)-Defined Benefits Plan

THE SMALL BUSINESS COMPANY, INC.

A Delaware Corporation

Dated: 5/31/06

By: [signature]

Stuart Schreiber, CEO